Filed Pursuant to Rule 424(b)(5)
                                                             File No. 333-115161

PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated June 10, 2004)

                                  eMagin Corporation

            10,259,524 Shares of Common Stock and 5,129,762 Warrants
--------------------------------------------------------------------------------

     We are offering 10,259,524 shares of our common stock and Series F Common Stock Purchase Warrants to purchase 5,129,762 shares of our common stock at a price of $1.21 per share. The shares of common stock and Series F Warrants are immediately separable. This prospectus supplement also covers the issuance of up to 5,129,762 shares of common stock underlying the Series F Warrants.

     Our common stock is listed on the American Stock Exchange under the symbol "EMA." On October 21, 2004, the last reported sales price of our common stock was $1.09 per share. The Series F Warrants will not be listed or traded on any securities exchange.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

     W.R. Hambrecht + Co., LLC has agreed to act as placement agent for the sale of these securities. The placement agent is not required to sell any specific number or dollar amount of securities, but will use its best efforts to arrange for the sale of all of the securities offered.

                                             Per Share         Total
                                             ---------         -----
  Public offering price                        $1.05        $10,772,500
  Placement agent fee                          $0.063       $   646,350
  Additional fee (1)                           $0.0105      $   107,725

  Proceeds to us (before expenses)             $0.9765      $10,018,425

(1) We will pay a fee equal to 1% of the gross proceeds of the sale of shares of common stock in this offering to Larkspur Capital Corporation.

We estimate the total expenses of this offering, excluding the placement agent fee and the fee payable to Larkspur Capital Corporation, will be approximately $270,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fee, additional fee to Larkspur Capital Corporation and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                WR Hambrecht + Co

                               As Placement Agent

                                October 25, 2004

                                TABLE OF CONTENTS

   Prospectus Supplement                                                                                       PAGE
   Prospectus Supplement Summary.................................................................................S-3
   Forward-Looking Statements....................................................................................S-4
   Risk Factors..................................................................................................S-5
   Use of Proceeds...............................................................................................S-6
   Description of Series F Stock Purchase Warrants ..............................................................S-6
   Plan of Distribution..........................................................................................S-8
   Legal Matters.................................................................................................S-9

   Prospectus

   Where You Can Find More Information............................................................................3
   Forward-Looking Statements.....................................................................................3
   Prospectus Summary.............................................................................................4
   About This Propectus...........................................................................................4
   Risk Factors...................................................................................................5
   Securities Offered By This Prospectus.........................................................................10
   Use of Proceeds...............................................................................................10
   Description of Capital Stock..................................................................................10
   Plan of Distribution..........................................................................................12
   Selling Security Holders......................................................................................15
   Legal Matters.................................................................................................18
   Experts.......................................................................................................18

                              -------------------

     This prospectus supplement and the accompanying prospectus dated June 10, 2004 relate to the offer by us of 10,259,524 shares of our common stock and 5,129,762 Series F Warrants, as well up to 5,129,762 shares underlying the Series F Warrants. You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with any other information.

                          PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section beginning on page S-5 of this prospectus supplement and on page 5 of the accompanying prospectus and our consolidated financial statements and the related notes and the other documents incorporated by reference in the accompanying prospectus.

                            About eMagin Corporation

     We design, develop, and market OLED (organic light emitting diode)-on-silicon microdisplays and related information technology solutions. We integrate high resolution OLED displays (smaller than one-inch diagonal), magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. We have developed unique technology for producing high performance OLED microdisplays and related optical systems. We are the only company to announce, publicly show, and sell full-color active matrix OLED-on-silicon microdisplays. We are now supplying our first two commercial microdisplay products (SVGA+ and SVGA 3D OLED microdisplays) in initial commercial quantities to original equipment manufacturers (OEMs). In addition, we sell integrated display and optics modules to military, homeland defense, industrial, and medical customers. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, night vision viewers, firefighting helmets, simulation tools, and wearable computers manufactured by OEM customers.

     Our principal offices are located at 2070 Route 52, Hopewell Junction, New York 12533, and our telephone number is (845) 838-7900. We are a Delaware corporation. Our website is www.emagin.com. Information on our website is not part of this prospectus supplement.

                                  The Offering

Common stock offered in this offering            10,259,524 shares

Warrants offered in this offering                5,129,762 Series F Warrants

Common stock to be outstanding after this
offering                                         76,517,114 shares

Use of proceeds                                  We expect to use the estimated
                                                 $9,748,425 of net proceeds from
                                                 this offering for general
                                                 corporate purposes, including
                                                 the purchase of inventory,
                                                 purchase of capital equipment,
                                                 and hiring of additional sales
                                                 and support personel.
                                                 See "Use of Proceeds."


American Stock Exchange symbol                   EMA


     The number of shares of our common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of October 12, 2004 and does not include:

          o 12,388,306 shares issuable upon exercise of stock options outstanding as of that date at a weighted average exercise price of $1.14 per share;

          o 778,849 shares available as of that date for future grant or issuance pursuant to stock option plans;

          o 15,602,078 shares issuable upon exercise of warrants outstanding as of that date at a weighted average exercise price of $1.18 per share;

          o up to 5,129,762 shares underlying the Series F Warrants offered in this offering.


                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain "forward-looking statements" concerning our operations, economic performance and financial condition. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus supplement and the accompanying prospectus that are not historical facts. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, are included, for example, in the discussions in this prospectus supplement and the accompanying prospectus about:

          o our liquidity and capital resources, operating expenses and future expenditures;

          o the timing and amount of anticipated revenues from government contracts and from future sales of our microdisplays and other products;

          o the timing of the release of our SXGA microdisplay and other potential future products;

          o the development and anticipated growth of the markets for our products, including the development of high speed telecommunications networks;

          o expectations as to incorporation of our products by product manufacturers and customer responses;

          o expectations as to our ability to manufacture our products in commercial quantities and the expected capacity of our manufacturing line; and

          o    trends in industry activity generally.

     In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should consider carefully the following risk factors as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus, including our consolidated financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering.

     We have designated the amount of net proceeds we will receive from this offering for general corporate purposes, including the purchase of inventory, purchase of capital equipment, and hiring of additional sales and support personnel. Notwithstanding the foregoing, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

You will experience immediate dilution in the book value per share of the common stock you purchase.

     Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a public offering price of $1.05 per share in this offering, assuming no value is assigned to the warrants, and a net tangible book value per share of our common stock of $0.10 as of June 30, 2004, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.83 per share in the net tangible book value of the common stock.

     The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if we are successful.

     Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of October 12, 2004, we have outstanding options to purchase 12,388,306 shares of common stock and warrants to purchase 15,602,078 shares of common stock. The outstanding warrants include an aggregate of 1,213,352 Series A common stock purchase warrants issued in connection with our January 2004 private placement, the exercise price of which will be adjusted to $1.05 per share as a result of this offering.

     The shares of our common stock, and the shares of common stock issuable upon exercise of the Series F Warrants, being offered hereby are eligible for sale publicly. In addition, the exercise price and the number of shares of common stock purchasable upon the exercise of the Series F Warrants, which are initially exercisable at a price of $1.21 per share, are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. The sale of any such shares, the perception that any such sales may occur, or the possibility that the exercise price and the number of shares of common stock purchasable upon the exercise of the Series F Warrants may be adjusted, could further affect the market price of our common stock. Moreover, for the term of the Series F Warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of our common stock, with a resulting dilution in the interest of all other stockholders. So long as the Series F Warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected.


Additional Risks Related to Our Financial Results, Industry, Business and an Investment in our Common Stock

     See the section entitled "Risk Factors" beginning on page 5 of the accompanying prospectus, for a discussion of additional risks associated with our financial results, intellectual property, industry, manufacturing, business and stock.

                                 USE OF PROCEEDS

     We estimate that the net proceeds we will receive from this offering will be approximately $9,748,425, after deducting the placement agent fees, a payment of 1% of the gross proceeds of the sale of shares of common stock in the offering to Larkspur Capital Corporation and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the purchase of inventory, purchase of capital equipment, and hiring of additional sales and support personnel. In addition, we have agreed to pay Larkspur Capital Corporation a fee equal to 1% of the gross proceeds of this offering pursuant to a financial advisory and investment banking agreement. Paul Cronson, a member of our board of directors, is a founder and shareholder of Larkspur Capital Corporation.

     We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                 DESCRIPTION OF SERIES F STOCK PURCHASE WARRANTS

     Each Series F Warrant represents the right to purchase one share of common stock at an initial exercise price of $1.21 per share on or after April 25, 2005 until April 25, 2010. The exercise price and the number of shares of common stock purchasable upon the exercise of the Series F Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. In addition, the Series F Warrants contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the Series F Warrants, or the market price of the common stock, on the date of such issuance or sale. The Series F Warrants do not entitle the holders to any voting or other rights as a stockholder until such Series F Warrants are exercised and common stock is issued.

     Holders of Series F Warrants may exercise their Series F Warrants for the purchase of shares of our common stock only for cash if a current prospectus relating to such shares is then in effect. The Series F Warrants may be exercised on either a cash or a cashless basis if a registration statement covering the resale of the underlying shares is not effective. We are required to use our best efforts to maintain this prospectus which relates to such underlying shares of common stock effective at all times until the expiration date of the Series F Warrants, although there can be no assurance that we will be able to do so.

     Each holder of the Series F Warrant is not permitted to exercise the Series F Warrants into shares of common stock if such exercise would give such holder beneficial ownership of more than 4.99% of the outstanding shares of common stock of the company immediately after giving effect to such issuance. An exercise that is limited by this provision may be permitted at a later date if, on such date, such exercise would not cause such beneficial ownership to exceed 4.99%. This limitation may be waived, in whole or in part, by a holder of the Series F Warrants upon, at the election of such holder, not less than 61 days' prior notice to us, and the provisions of this limitation shall continue to apply until such 61st day (or such later date, as determined by such holder, as may be specified in such notice of waiver); provided, however, that one of the investors in this offering delivered a waiver of this limitation to us prior to the closing date of this offering, which waiver took effect as of the closing date. In addition, in no event shall the Company issue to holders of the Series F Warrants, without first obtaining shareholder approval, shares of common stock which, in the aggregate, would exceed 19.9% of the number of shares outstanding on the closing date.

     The shares of common stock issuable on exercise of the Series F Warrants will be, when issued in accordance with the Series F Warrants, duly and validly issued, fully paid and non-assessable. At all times that the Series F Warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding Series F Warrants.

     For the term of the Series F Warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of our common stock, with a resulting dilution in the interest of all other stockholders. So long as the Series F Warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected.

                              PLAN OF DISTRIBUTION

     W.R. Hambrecht + Co., LLC, referred to as the placement agent, has entered into a placement agency agreement with us in which it has agreed to act as placement agent in connection with the offering. The placement agent is using its best efforts to introduce us to selected accredited investors who will purchase the securities. The placement agent has no obligation to buy any of the securities from us. The placement agent has solicited indications of interest from investors for the full amount of the offering. Each of the purchasers of our securities in the offering has entered into a securities purchase agreement with us.

     We have entered into a securities purchase agreement dated as of October 21, 2004 with purchasers pursuant to which we have sold to the purchasers, and the purchasers purchased from us, 10,259,524 shares of common stock offered hereby at $1.05 per share. The purchasers also received Series F Warrants to purchase up to 5,129,762 shares of common stock at an exercise price of $1.21 per share, subject to adjustment. The Series F Warrants are exercisable from April 25, 2005 until April 25, 2010.


     We negotiated the price for the common stock offered in this offering with the purchasers. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects, for the industry in which we compete, our past and present operations, and our prospects for future revenues.

     All investor funds, excluding the funds of two investors which will be released directly to us concurrently with the release of escrowed funds, will be deposited into an escrow account set up at JPMorgan Chase Bank for the benefit of the investors. JPMorgan Chase Bank, acting as escrow agent, will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Exchange Act. The escrow agent will not accept any investor funds until the date of this prospectus supplement. Interest, if any, collected on the funds will be returned to the investors promptly following the closing date. Before the closing date, JPMorgan Chase Bank will notify the placement agent that all of the funds to pay for the shares have been received. We will deposit the shares with the Depository Trust Company upon receiving notice from the placement agent. At the closing, the Depository Trust Company will credit the shares to the respective accounts of the investors.

     We have agreed to indemnify the placement agent, the purchasers and other persons against specific liabilities under the Securities Act of 1933, as amended. The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with the offering.

     In connection with this offering, we have agreed that, without the prior written consent of the placement agent, we will not, during the 60 days after the date of this prospectus supplement, sell, contract to sell or otherwise dispose of or issue any of our securities, except:

     o securities issued pursuant to our contractual obligations in effect as of June 28, 2004 and disclosed to the placement agent prior to date of this prospectus supplement;

     o securities issued on a pro rata basis to all holders of a class of our outstanding equity securities;

     o securities that may be issued to our legal counsel for services rendered or to be rendered; or

     o equity securities issued pursuant to our employee benefit or purchase plans in effect as of June 28, 2004.

     In connection with this offering, all of our directors and executive officers have agreed that, without the prior written consent of the placement agent, they will not, during the 60 days after the date of this prospectus supplement:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or o enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. These restrictions do not apply to:

     o transfers by gift, or to any trust for the direct or indirect benefit of the director or executive officer or his or her immediate family, provided that the transferee agrees to be bound by such restrictions;

     o transfers effected pursuant to an exchange of "underwater" options with us;

     o acquisitions or exercises of any stock option issued pursuant to our existing stock option plan; or

     o the establishment of any selling plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provided that the initial sale date under such plan ends after the end of the 60-day period.

Notwithstanding the foregoing, during the 60-day period after the date of this prospectus supplement, Dr. K.C. Park, President of Virtual Vision, Inc., our wholly owned subsidiary, will be permitted to sell up to 150,000 shares of common stock. In addition, the lock-up restrictions described above shall not apply to sales of our common stock pursuant to Dr. Park's 10b5-1 sales plan outstanding on the date hereof.

     We have agreed to pay the placement agent a fee equal to 6% of the proceeds of this offering and to reimburse the placement agent for reasonable expenses up to $50,000 that it incurs in connection with the offering. In addition, we have engaged Larkspur Capital Corporation to act as an adviser in connection with the sale of these securities. For such services, we have agreed to pay Larkspur Capital Corporation a fee equal to 1% of the gross proceeds of this offering. Paul Cronson, a member of our board of directors, is a founder and shareholder of Larkspur Capital Corporation. The following table shows the per share and total commissions and fees we will pay to the placement agent and Larkspur Capital Corporation in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

                      Per share                         $ 0.0735
                      Total                             $754,075

     The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and any fees or commissions received by it may be deemed to constitute underwriter's compensation.

     This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.


     The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold.

     The transfer agent for our common stock is Continental Stock Transfer & Trust Corporation.


                                  LEGAL MATTERS

     Certain legal matters in connection with the legality of the offering of the common stock hereby is being passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. The firm may receive up to 100,000 shares of common stock for legal services. All such shares are registered in this prospectus supplement. Morrison & Foerster LLP, New York, New York, will pass upon certain matters for the placement agent.

PROSPECTUS


                               eMagin Corporation

                                   $50,000,000

                                  Common Stock
                                 Preferred Stock
                                    Warrants
                                Offered By Issuer

                                       and

                        52,089,060 Shares of Common Stock
                         Offered by Selling Stockholders

     By this prospectus, eMagin Corporation may from time to time offer securities to the public. This prospectus provides a general description of the common stock, preferred stock and warrants eMagin may offer from time to time. Each time eMagin sells securities, eMagin will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in eMagin's securities. This prospectus may not be used to consummate a sale of eMagin's securities by eMagin unless accompanied by the applicable prospectus supplement.

     The aggregate initial offering price of all securities sold by eMagin under this prospectus will not exceed $50,000,000. eMagin's common stock is listed on the American Stock Exchange under the symbol "EMA." The last reported sales price per share of our common stock as reported by the American Stock Exchange on April 29, 2004, was $2.45.

     In addition, this prospectus relates to the resale by the selling stockholders of up to (i) 2,600,000 shares of our common stock, 2,500,000 of which are issuable upon the exercise of common stock purchase warrants issued to our former note holders, and (ii) 49,489,060 shares of common stock that were previously issued and registered in July 2003.

     The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                   The date of this prospectus is June 10, 2004

                                TABLE OF CONTENTS                          Page


Where You Can Find More Information......................................... 3

Forward-Looking Statements.................................................. 3

Prospectus Summary.......................................................... 4

About This Propectus........................................................ 4

Risk Factors................................................................ 5

Securities Offerd By This Prospectus........................................ 10

Use of Proceeds............................................................. 10

Description of Capital Stock................................................ 10

Plan of Distribution........................................................ 12

Selling Security Holders.................................................... 15

Legal Matters............................................................... 18

Experts..................................................................... 18


     eMagin has not authorized anyone to give any information or make any representation about eMagin that is different from or in addition to, that contained in this prospectus or in any of the materials that eMagin has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Any information that we incorporate by reference is automatically updated and superseded if information contained in this prospectus modifies or replaces that information. In addition, any information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus. You must look at all of our SEC filings that we have incorporated by reference to determine if any of the statements in a document incorporated by reference have been modified or superseded.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares registered hereby have been sold:

     o    Our annual report on Form 10-KSB for the year ended December 31, 2003;

     o    Our Form SB-2 File No. 333-105750;

     o    Our Definitive Proxy filed on May 24, 2004.

     o    Our quarterly report on Form 10QSB filed on May 14, 2004

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document:

         eMagin Corporation
         2070 Route 52
         Hopewell Junction, New York 12533
         Attention:  Secretary
         (845) 838-7900

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

         These statements include, but are not limited to:

     o our liquidity and capital resources, operating expenses and future expenditures;

     o the timing and amount of anticipated revenues from government contracts and from future sales of our microdisplays and other products;

     o the timing of the release of our SXGA microdisplay and other potential future products;

     o the development and anticipated growth of the markets for our products, including the development of high speed telecommunications networks;

     o expectations as to incorporation of our products by product manufacturers and customer responses;

     o expectations as to our ability to manufacture our products in commercial quantities and the expected capacity of our manufacturing line;

     o    trends in industry activity generally.

     In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.


                               PROSPECTUS SUMMARY

         eMagin Corporation

     eMagin Corporation designs, develops, and markets OLED (organic light emitting diode)-on-silicon microdisplays and related information technology solutions. We integrate high resolution OLED displays (smaller than one-inch diagonal), magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. We have developed unique technology for producing high performance OLED microdisplays and related optical systems. We are the only company to announce, publicly show, and sell full-color active matrix OLED-on-silicon microdisplays. We are now supplying our first two commercial microdisplay products (SVGA+ and SVGA 3D OLED microdisplays) in initial commercial quantities to OEMS. In addition we sell integrated display and optics modules to military, homeland defense, industrial, and medical customers. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, night vision viewers, firefighting helmets, simulation tools, and wearable computers manufactured by original equipment manufacturer
(OEM) customers.

     Our principal offices are located at 2070 Route 52, Hopewell Junction, New York 12533, and our telephone number is (845) 838-7900. We are a Delaware corporation. Our website is www.emagin.com.



                              ABOUT THIS PROSPECTUS

     This prospectus describes certain securities of eMagin Corporation, a Delaware corporation. We sometimes refer to eMagin Corporation, together with its wholly owned subsidiary, Virtual Vision, using the words "we," "our" or "us," or as the "Company." This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process, which allows us to offer and sell any combination of the securities described in this prospectus in one or more offerings. Using this prospectus, we may offer up to $50,000,000 worth of securities.

     The types of securities that eMagin may offer and sell from time to time by this prospectus are:

     o    common stock;

     o    preferred stock; and

     o warrants entitling the holders to purchase common stock or preferred stock;

     This prospectus contains a general description of the securities we may offer. We will describe the specific terms of these securities, as necessary, in supplements that we attach to this prospectus for each offering. Each supplement will also contain specific information about the terms of the offering it describes. The supplements may also add, update or change information contained in this prospectus. In addition, as we describe below in the section entitled "Where You Can Find More Information," we have filed and plan to continue to file other documents with the SEC that contain information about us. Before you decide whether to invest in our securities, you should read this prospectus, the supplement that further describes the offering of those securities and the information we otherwise file with the SEC.

     In addition, selling stockholders are offering for resale up to (i) 2,600,000 shares of our common stock including 2,500,000 shares issuable upon the exercise of common stock purchase warrants; and (ii) 49,489,060 shares of common stock that were previously issued and registered in July 2003. eMagin will not be involved in the offer or sale of these shares other than registering such shares for resale pursuant to this prospectus. The Company will not receive any proceeds from the sale of these shares.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Financial Results

If we do not obtain additional cash to operate our business, we may not be able to execute our business plan and may not achieve profitability.

     In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover these added losses, in order to preserve cash, we would be required to further reduce expenditures and effect further reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue or increase our current level of operations. To the extent that operating expenses increase or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all. If we are not able to generate sufficient capital, either from operations or through additional financing, to fund our current operations, we may not be able to continue as a going concern. If we are unable to continue as a going concern, we may be forced to significantly reduce or cease our current operations. This could significantly reduce the value of our securities, which could result in our de-listing from the American Stock Exchange and cause investment losses for our shareholders.

We may not be able to satisfy the American Stock Exchange's continued listing requirements.

     The AMEX staff notified us in June 2003 that we have fallen below Section 1003(a)(i) of the AMEX Company Guide for having shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of the three most recent fiscal years. We were afforded the opportunity to submit a plan of compliance to the AMEX and presented a plan to the AMEX in July 2003. On September 9, 2003, we received notice from the staff of the AMEX that the AMEX had accepted our plan to regain compliance with AMEX's continued listing standards and granted us an extension until December 4, 2004 to regain compliance with those standards. The failure to execute our plan and remain in compliance with the AMEX equity requirement could result in a delisting of our common stock.

     We will be subject to periodic review by the AMEX staff during the extension period. During this time, we must make progress consistent with the terms of the plan or maintain compliance with the continued listing standards. While we anticipate that, as a result of our recently completed financing in January 2004 and the conversion of our outstanding promissory notes in March 2004, our balance sheet as of March 31, 2004 will reflect that we meet AMEX's $2 million shareholder equity requirement, there can be no assurance that AMEX will waive this requirement prior to December 4, 2004 or that we will be in compliance with this requirement at December 4, 2004. Other unidentified issues may arise that could adversely affect the financial or the potential listing status of the company.

We have a history of losses since our inception and may incur losses for the foreseeable future.

     Accumulated losses excluding non-cash transactions as of December 31, 2003, were $34.4 million and acquisition related non-cash transactions were $101.9 million, which resulted in an accumulated net loss of $136.3 million, the majority of which was related to the March 2000 merger and the subsequent write-down of our goodwill. The non-cash losses were dominated by the amortization and write-down of goodwill and purchased intangibles and write-down of acquired in-process research and development related to the March 2000 acquisition, and also included some non-cash stock-based compensation. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund our operations and capital expenditures in areas such as establishment and expansion of markets, sales and marketing, operating equipment and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

We were previously primarily dependent on U.S. government contracts.

     The majority of our revenues to date have been derived from research and development contracts with the U.S. government. We cannot continue to rely on such contracts for revenue. We plan to submit proposals for additional development contract funding; however, funding is subject to legislative authorization and even if funds are appropriated such funds may be withdrawn based on changes in government priorities. No assurances can be given that we will be successful in obtaining new government contracts. Our inability to obtain revenues from government contracts could have a material adverse effect on our results of long-term operations, unless substantial product or non-government contract revenue offsets any lack of government contract revenue.

Risks related to our intellectual property

     We rely on our license agreement with Eastman Kodak for the development of our products. Eastman Kodak's licensing of its OLED technology to others for microdisplay applications, or the sublicensing by Eastman Kodak of our OLED technology to third parties, could have a material adverse impact on our business.

     Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by Eastman Kodak, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future from near term in 2004 through long term patents that are just being issued in 2004. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

We may not be successful in protecting our intellectual property and proprietary rights.

     We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

Risks related to the microdisplay industry

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

     The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors with whom we must compete.

The microdisplay systems business is intensely competitive.

     We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

     o our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
     o our ability to address the needs of our customers and the quality of our customer services;
     o the quality, performance, reliability, features, ease of use and pricing of our products;
     o    successful expansion of our manufacturing capabilities;
     o our efficiency of production, and ability to manufacture and ship products on time;
     o the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
     o    the market acceptance of our customers' products; and
     o    product or technology introductions by our competitors.

     Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry is cyclical.

     The display industry is characterized by fabrication facilities that require large capital expenditures and long lead times for supplies and the subsequent processing time, leading to frequent mismatches between supply and demand. The OLED microdisplay sector may experience overcapacity if and when all of the facilities presently in the planning stage come on line leading to a difficult market in which to sell our products.

Competing products may get to market sooner than ours.

     Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays (LCDs), LCD-on-Silicon ("LCOS") microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs. Some of these products have been introduced years ahead of our products and some are established in segments of the microdisplay and virtual imaging markets that we have yet to enter. Displacing entrenched competitors may be difficult, especially in long-term projects or products, even if our product proves itself to be better.

Our competitors have many advantages over us.

     As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete.

Our products are subject to lengthy OEM development periods.

     We plan to sell most of our microdisplays and related products to OEMs who will incorporate them into or with products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

Our products will likely experience rapidly declining unit prices.

     In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

Risks related to manufacturing

     We expect to depend on semiconductor contract manufacturers to supply our silicon integrated circuits and other suppliers of key components, materials and services.

     We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we expect to provide the design layouts to semiconductor contract manufacturers who will manufacture the integrated circuits on silicon wafers. We also expect to depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis has resulted in delays could result in future manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

The manufacture of OLED-on-silicon is new and OLED microdisplays have not been produced in significant quantities.

     If we are unable to produce our products in sufficient quantity, we will be unable to attract customers. In addition, we cannot assure you that once we commence volume production we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a single manufacturing line.

     We initially expect to manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be long. No assurance can be given that we will not lose potential sales or be able to meet sales orders delivery requirements due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

We currently lease space from IBM on a month-to-month basis.

     We currently lease such space from IBM that houses our principal executive offices, our equipment for OLED microdisplay fabrication and research and development, as well as our assembly operations and storage. We currently occupy such space on a month-to-month basis. We are currently in negotiations with IBM for a new lease. No assurance can be given that we will execute a new lease, or that such new lease will be on terms that are favorable to us. In the event that we are forced to locate new space, we may experience a disruption in our operations, which could have a material adverse affect on our results of operations.

Risks related to our business

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

     We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse affect on our business and operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

Our success depends in a large part on the continuing service of key personnel.

     Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Gary W. Jones, our chief executive officer. This is especially an issue while the company staffing is small. We will also need to recruit additional management in order to expand according to our business plan. We are currently recruiting a chief financial officer. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

Our business depends on new products and technologies.

     The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

     Our business is operated on the basis of short-term purchase orders and we cannot guarantee that we will be able to obtain long-term contracts for some time. Such purchase orders can be cancelled or revised without penalty, depending on the circumstances. In the absence of a backlog of orders that can only be canceled with penalty, we plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in the Company may decline. Large, long-term supply line commitments and large inventories of various types of displays and other products will be required to support our business and provide reasonable order turn around for customers. Potentially enabling rapid sales growth targets can greatly increase the cash requirement for these accounts. Such supplies and inventories are subject to potential obsolescence, long delays before sale, and potential damage or loss.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our OLED-on-silicon technology.

     Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter into will realize their objectives. Failure to do so would have a material adverse effect on our business.

Our business depends to some extent on international transactions.

     We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with a foreign entity. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the OEMs that are the most likely long-term purchasers of our microdisplays are located abroad exposing us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

     Our business may expose us to product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from governmental claims related to the disposal of hazardous substances and/or potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

     We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in, and disposed of in connection with, our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

Risks related to our stock

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if the company is successful.

     Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of April 30, 2004, we have outstanding (i) options to purchase 7,794,856 shares; and (ii) warrants to purchase 18,187,964 shares of common stock.

                      SECURITIES OFFERED BY THIS PROSPECTUS

     Using this prospectus, we may offer from time to time, in one or more series, together or separately, at prices and on terms to be determined at the time of offering:

     o   shares of common stock, $0.001 par value;
     o   shares of preferred stock, $0.001 par value; and
     o   warrants to purchase shares of common stock or preferred stock;

     In addition, selling stockholders are offering for resale up to (i) 2,600,000 shares of our common stock including 2,500,000 shares issuable upon the exercise of common stock purchase warrants; and (ii) 49,489,060 shares of common stock previously issued and registered in July 2003.

                                 USE OF PROCEEDS

     Unless otherwise provided in the applicable prospectus supplement accompanying this prospectus, the net proceeds, if any, from the sale of the securities offered by eMagin will be used for general corporate purposes, including the acquisition or development of properties, assets, entities or technologies. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amount of the net proceeds we will receive from the sale of such securities, as well as the timing of receipt of those proceeds, will depend upon our funding requirements. If we elect at the time of an issuance of securities to make different or more specific uses of the proceeds than as set forth herein, we will describe those uses in the applicable prospectus supplement.

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     We are authorized to issue up to 200,000,000 shares of Common Stock, par value $.001. As of April 30, 2004, there were 63,666,244 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

     We have engaged Continental Stock Transfer & Trust Company of New York, as independent transfer agent and registrar.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be described in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designations relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to that series. You should read the applicable certificate of designations for a complete description of a series of preferred stock. As you read this section, please remember that the specific terms of a particular series of preferred stock as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements eMagin makes in this section may not apply to the preferred stock you purchase.

     The eMagin board may issue authorized shares of eMagin preferred stock in one or more series and may, subject to the Delaware general corporate law:

     o    Fix its rights, preferences, privileges and restrictions;
     o    Fix the number of shares and designations of any series; and
     o Increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

     Although eMagin presently does not have specific plans to do so, its board may issue eMagin preferred stock with voting, liquidation, dividend, conversion and such other rights which could negatively affect the voting power or other rights of the eMagin common stockholders without the approval of the eMagin common stockholders. Any issuance of eMagin preferred stock may delay or prevent a change in control of eMagin.

WARRANTS

     We may issue separately, or together with any common stock or preferred stock offered by any prospectus supplement, warrants for the purchase of other shares of common stock or preferred stock ("Warrants"). The Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between us and a bank or trust company, as warrant agent (the "Warrant Agent"), or may be represented by certificates evidencing the Warrants (the "Warrant Certificates"), all as set forth in the prospectus supplement relating to the particular series of Warrants. The following summaries of certain provisions of the Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related Warrant Agreement and Warrant Certificate, respectively, including the definitions therein of certain terms. Wherever defined terms of the Warrant Agreement are summarized herein or in a prospectus supplement, it is intended that such defined terms shall be incorporated herein or therein by reference. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. In connection with any offering of Warrants, any such Warrant Agreement or a form of any such Warrant Certificate will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement.

   General

     The prospectus supplement relating to the particular series of Warrants offered thereby will describe the terms of the offered Warrants, any related Warrant Agreements and Warrant Certificates, including the following, to the extent applicable:

     o if the Warrants are offered for separate consideration, the offering price and the currency for which Warrants may be purchased;
     o the number of shares of common or preferred stock purchasable upon exercise of warrants and the price at which such number of shares of common or preferred stock may be purchased upon such exercise;
     o the date, if any, on and after which the offered warrants and the related shares of common or preferred stock will be separately transferable;
     o the date on which the right to exercise the offered Warrants shall commence and the date on which such right shall expire;
     o a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Warrants, or to any securities purchasable upon the exercise of the Warrants;
     o whether the offered Warrants represented by Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered;
     o    any applicable anti-dilution provisions;
     o    any applicable redemption or call provisions;
     o    any applicable book-entry provisions; and
     o    any other terms of the offered Warrants.

     Warrant Certificates will be exchangeable on the terms specified in the related prospectus supplement for new Warrant Certificates of different denominations and Warrants may be exercised, as applicable, at our corporate offices, the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement relating thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the shares of common or preferred stock purchasable upon such exercise, including the right to receive payments of dividends or distributions of any kind, if any, on the shares of common stock or preferred stock purchasable upon exercise or to exercise any applicable right to vote such shares.

   Exercise of Warrants

     Each Warrant will entitle the holder thereof to purchase such number of shares of common stock or preferred stock at such exercise price as shall in each case be set forth in, or be determinable from, the prospectus supplement relating to such Warrant, by payment of such exercise price in full in the currency and in the manner specified in such prospectus supplement. Warrants may be exercised at any time up to the close of business on their expiration date(s) (or any later date to which we may extend such expiration date(s); unexercised Warrants will become null and void.

     Upon receipt at the corporate trust office of the Warrant Agent or any other office indicated in the related prospectus supplement of (a) payment of the exercise price and (b) the Warrant Certificate properly completed and duly executed, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon such exercise to the holder of such Warrant. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

                              PLAN OF DISTRIBUTION

Shares to be sold by eMagin

     We may sell the securities being offered hereby: (a) directly to purchasers; (b) through agents; (c) through underwriters; (d) through dealers; or (e) through a combination of any such methods of sale.

     The distribution of the securities may be effected from time to time in one or more transactions:

     o    at a fixed price or at final prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to such prevailing market prices; or

     o    at negotiated prices.

     Offers to purchase securities may be solicited directly by us, or by agents designated by us, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

     If an underwriter is, or underwriters are, utilized in the offer and sale of securities in respect of which this prospectus and any accompanying prospectus supplement are delivered, we will execute an underwriting agreement with such underwriter(s) for the sale to it or them and the name(s) of the underwriter(s) and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in such prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and such prospectus supplement are delivered to the public. The securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be identified in the applicable prospectus supplement.

     If an agent is used in an offering of securities being offered by this prospectus, the agent will be named, and the terms of the agency will be described, in the applicable prospectus supplement relating to the offering.

     Unless otherwise indicated in a prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

     If indicated in the applicable prospectus supplement, we will authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by us. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

     Certain of the underwriters, dealers or agents utilized by us in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for us or one or more of our affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

     If underwriters create a short position in the securities in connection with the offering thereof (in other words, if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

     Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

     Neither we nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. We cannot give any assurances that there will be a market for any of the securities offered by this prospectus and any prospectus supplement.

     We estimate that the total expenses we will incur in offering the securities to which this prospectus relates, excluding underwriting discounts and commissions, if any, will be approximately $198,000.


Shares to be sold by the Selling Stockholders


     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately-negotiated transactions;

     o short sales that are not violations of the laws and regulations of any state or the United States;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o through the writing of options on the shares or a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                            SELLING SECURITY HOLDERS

February 2004 - Warrants Issued to Holders of Notes Issued in April 2003
Financing

     On April 25, 2003, we issued certain subordinated promissory notes that were convertible into shares of our common stock at a conversion price of $0.7742 per share. In February 2004, in order to induce the holders of the Notes to convert the Notes into shares of our common stock, we entered into an agreement with the holders of the Notes pursuant to which we issued warrants to purchase an aggregate of 2.5 million shares of common stock, which Warrants are exercisable at a price of $2.76 per share. 1.5 million of the Warrants are exercisable until the later of (i) twelve (12) months from the date upon which a registration statement covering the shares issuable upon exercise of the Warrants is declared effective by the Securities and Exchange Commission, or
(ii) December 31, 2005. The remaining 1.0 million of the Warrants are exercisable until four (4) years from the date upon which the registration statement covering such shares is declared effective by the Securities and Exchange Commission.

Registration Rights Agreement

     In connection with the transaction described above, we entered into a registration rights agreement which provides that we will prepare and file with the Securities and Exchange Commission a registration statement covering the resale of all of the shares of common stock underlying the Warrants.

     On March 8, 2003, eMagin Corporation entered into a compensation agreement for legal services with Sichenzia Ross Friedman Ference LLP. The compensation under this agreement provided for the issuance of up to 200,000 shares of common stock in lieu of cash for services rendered. As of the date of this prospectus, 100,000 shares have been issued. This prospectus covers the resale of the remaining 100,000 shares to be issued under the compensation agreement.

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We may receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

                                                      Shares Owned                                          Shares Owned
                                                 Prior to the Offering                                    After the Offering (2)
                                            --------------------------------                      ---------------------------------
                                                                                    Total
                   Name                       Number(1)         Percent       Shares Registered      Number           Percent
                   ----                       ---------         -------       -----------------      ------           -------

Stillwater LLC (3)                            13,991,367       20.0%           1,294,402                 -                -
George Haywood (4)                             7,169,952       10.8%             619,877                 -                -
Ginola Limited (5)                             6,110,074        9.3%             416,308                 -                -
Jack Rivkin (6)                                1,046,607        1.6%              83,347                 -                -
Emerald Venture Fund (7)                         520,487         *                45,220                 -                -
Robert N. Verratti (8)                           179,711         *                15,692                 -                -
Emerald Advantage Fund (9)                       143,826         *                12,577                 -                -
Emerald Advantage Offshore Fund (10)             143,826         *                12,577                 -                -
Richard A. Friedman (11)                         100,000         *               100,000
------------------------------------------------------------------------------------------------------------------------------------

* Less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities being offered for sale pursuant to this prospectus will be sold.

(3) This figure represents:

(i) 7,472,999 shares owned by Stillwater LLC, which includes 1,051,216 shares owned by Rainbow Gate, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation; and

(ii) warrants held by Stillwater LLC to purchase 6,518,368 shares, which includes:

(a) a warrant to purchase 300,000 shares that may not be exercised by Stillwater LLC so long as Stillwater LLC is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of
Section 16 of the Securities Exchange Act of 1934, and (b) a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation.

(4) Includes 2,586,664 shares underlying warrants.

(5) This figure represents:

(i) 3,770,860 shares owned by Ginola Limited which include 1,051,216 shares held indirectly by Rainbow Gate Corporation, 119,116 shares owned by Ogier Trustee Limited and 396,223 shares owned by Crestflower Corporation. Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation and Ogier Trustee Limited; and

(ii) warrants held by Ginola Limited to purchase 2,339,214 common shares which includes a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation.

(6) Includes 225,824 shares underlying warrants and 324,167 shares underlying options.

(7) Includes 45,220 shares underlying warrants.

(8) Includes 80,274 shares underlying warrants.

(9) Includes 12,577 shares underlying warrants.

(10) Includes 12,577 shares underlying warrants.

(11) Mr. Friedman is a member of the firm Sichenzia Ross Friedman Ference LLP, counsel to eMagin Corporation. Such shares will be issued for legal services.

July 2003 Registration Statement - Securities previously issued and registered.

     This prospectus, as it may be amended or supplemented from time to time, is also deemed to relate to the 49,489,060 shares of common stock that were previously issued and registered pursuant to a registration statement on Form SB-2, Commission File No. 333-105750. We are incorporating by reference the July 2003 registration statement in order to keep such information current and satisfy our registration rights obligation to such selling stockholders.

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

                                             Shares Owned                                          Shares Owned
                                        Prior to the Offering                                    After the Offering (2)
                                   --------------------------------                      ---------------------------------
                                                                           Total
                   Name              Number(1)         Percent       Shares Registered      Number           Percent
                   ----              ---------         -------       -----------------      ------           -------

Stillwater LLC (3)                     13,991,367       20.0%          12,696,965                 -                -
George Haywood (4)                      7,169,952       10.8%           6,550,075                 -                -
Ginola Limited (5)                      6,110,074        9.3%           5,693,766                 -                -
Travelers Insurance Company (6)         5,031,719        7.7%           5,031,719                 -                -
SK Corporation (7)                      2,701,312        4.2%           2,701,312                 -                -
Triton West Group, Inc.                 2,010,561        3.2%           2,010,561                 -                -
Rohm Corporation (8)                    1,903,245        3.0%           1,903,245                 -                -
Rainbow Gate Corporation (9)            1,340,526        2.1%           1,340,526                 -                -
Vertical Ventures Investments, LLC      1,121,663        1.8%           1,121,663                 -                -


                                       16

Newington Invest Limited                1,102,204        1.7%           1,102,204                 -                -
Finova Capital Corporation              1,053,684        1.7%           1,053,684                 -                -
Jack Rivkin (10)                        1,046,607        1.6%             963,260                 -                -
ASM Lithography                           844,156        *                844,156                 -                -
Farmers Insurance Company                 734,191        *                734,191                 -                -
Mid-Century Insurance                     734,191        *                734,191                 -                -
Emerald Venture (11)                      520,487        *                475,267                 -                -
Ben Johnson                               457,172        *                457,172                 -                -
Crestflower Corporation (12)              396,223        *                396,223                 -                -
Verus                                     288,642        *                288,642                 -                -
Eric Friedland                            275,552        *                275,552                 -                -
Andrea Della Valle                        223,715        *                223,715                 -                -
David Zierk                               220,441        *                220,441                 -                -
Robert N. Verratti (13)                   179,711        *                164,019                 -                -
Emerald Advantage (14)                    143,826        *                131,249                 -                -
Emerald Advantage Offshore (15)           143,826        *                131,249                 -                -
Paul Cronson (16)                         129,165        *                129,165                 -                -
Robert Goodwin (17)                       129,166        *                129,166                 -                -
Robert C. Mayer, Jr. (18)                 129,165        *                129,165                 -                -
Ogier Trustee Limited, as Trustee (19)    119,116        *                119,116                 -                -
  UA 10/14/88
Northwind Associates                      150,000        *                150,000                 -                -
E-Pin                                      96,038        *                 96,038                 -                -
Martin Solomon                             51,370        *                 51,370                 -                -
Ajmal Khan                                 41,096        *                 41,096                 -                -
Xybernaut Corp.                            36,164        *                 36,164                 -                -
James Arkoosh (20)                         10,274        *                 10,274                 -                -
Amalkamar Ghosh                             2,113        *                  2,113                 -                -
Walter Johnstone                              346        *                    346                 -                -
------------------------------------------------------------------------------------------------------------------------------------
* Less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities being offered for sale pursuant to this prospectus will be sold.

(3) This figure represents:

(i) 7,472,999 shares owned by Stillwater LLC, which includes 1,051,216 shares owned by Rainbow Gate, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation; and

(ii) warrants held by Stillwater LLC to purchase 6,518,368 shares, which includes;

(a) a warrant to purchase 300,000 shares that may not be exercised by Stillwater LLC so long as Stillwater LLC is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of
Section 16 of the Securities Exchange Act of 1934; and (b) a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation.

(4) Includes 2,586,664 shares underlying warrants.

(5) This figure represents:

(i) 3,770,860 shares owned by Ginola Limited which include 1,051,216 shares held indirectly by Rainbow Gate Corporation, 119,116 shares owned by Ogier Trustee Limited and 396,223 shares owned by Crestflower Corporation. Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation and Ogier Trustee Limited; and

(ii) warrants held by Ginola Limited to purchase 2,339,214 common shares which includes a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation.

(6) Includes 1,651,843 shares underlying warrants.

(7) Includes 205,479 shares underlying warrants.

(8) Includes 512,820 shares underlying warrants.

(9) Includes 289,310 shares underlying warrants.

(10) Includes 225,824 shares underlying warrants and 324,167 shares underlying options.

(11) Includes 45,220 shares underlying warrants.

(12) Crestflower Corporation has overlapping directors with Ginola Limited, however, Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation.

(13) Includes 80,274 shares underlying warrants.

(14) Includes 12,577 shares underlying warrants.

(15) Includes 12,577 shares underlying warrants.

(16) The amount represents shares underlying warrants.

(17) The amount represents shares underlying warrants.

(18) The amount represents shares underlying warrants.

(19) Ogier Trustee Limited has overlapping directors with Ginola Limited, however, Ginola Limited disclaims beneficial ownership of the shares owned by Ogier Trustee Limited.

(20) Represents 10,274 shares underlying warrants.

                                  LEGAL MATTERS

     The validity of the issuance of the shares being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. A member of such firm, Richard A. Friedman, will receive up to 100,000 shares of common stock for legal services. All such shares are registered in this prospectus.

                                     EXPERTS

     The consolidated financial statements and schedule of eMagin appearing in eMagin's Annual Report on Form 10-KSB for the year ended December 31, 2003, have been audited by Eisner LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of eMagin appearing in eMagin's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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